SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2004

Rainier Pacific Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Washington State or other jurisdiction of incorporation	000-50362 Commission File Number	87-0700148 (I.R.S. Employer Identification No.)

3700 Pacific Highway East, Suite 200, Fife, Washington (Address of principal executive offices)	98424 (Zip Code)

Registrant's telephone number (including area code) (253) 926-4000

Not Applicable
(Former name or former address, if changed since last report)

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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

        (c)        Exhibits

        99.1     Press Release of Rainier Pacific Financial Group, Inc. dated April 21, 2004.

Item 12. Results of Operations and Financial Condition

        On April 21, 2004, Rainier Pacific Financial Group, Inc. issued its earnings release for the quarter ended March 31, 2004. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

RAINIER PACIFIC FINANCIAL GROUP, INC.

DATE: April 21, 2004	By: /s/ John A. Hall
John A. Hall
President and Chief Executive Officer

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Exhibit 99.1

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                                                                                                        For more information, contact:
                                                                                                        John Hall: (253) 926-4007
                                                                                                        jhall@rainierpac.com
**For Immediate Release**                                                                         or
                                                                                                        Vic Toy: (253) 926-4038
                                                                                                         vtoy@rainierpac.com

Rainier Pacific Financial Group, Inc. Reports First Quarter Earnings

Tacoma, Washington - April 21, 2004 - Rainier Pacific Financial Group, Inc. (NASDAQ: RPFG) (the "Company") announced net income of $754,000, or $0.10 per share, for the quarter ended March 31, 2004, compared to net income of $785,000 for the same period a year ago. Per share data for the three months ended March 31, 2003 is not meaningful as Rainier Pacific Savings Bank (the "Bank") converted from a mutual-to-stock savings bank on October 20, 2003. The modest decline in net income for the quarter ended March 31, 2004, compared to the same period a year ago, is attributable to higher operating expenses primarily related to the Company's technology and growth strategy.

The Company's revenue (i.e., net interest income plus non-interest income) for the quarter ended March 31, 2004 was $8.9 million, compared to $7.9 million for the same period a year ago. Net interest income for the quarter ended March 31, 2004 increased $1.3 million, or 22.0%, to $7.2 million, compared to $5.9 million for the quarter ended March 31, 2003. The increase in net interest income was primarily a result of the growth in the Company's average interest earning

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assets, which increased $164.2 million, or 33.1%, to $659.9 million during the first quarter of fiscal 2004, compared to $495.7 million during the first quarter of fiscal 2003. Non-interest income decreased $199,000, or 10.5%, to $1.7 million in the first quarter of fiscal 2004, compared to $1.9 million for the same period a year ago. The decline in non-interest income was primarily the result of lower gains on the sale of first mortgage real estate loans and investments. During the quarter ended March 31, 2004, the Company recorded $317,000 of net gains from the sale of loans and investments, compared to $473,000 during the same period a year ago. Non-interest expense increased $1.3 million, or 23.2%, to $6.9 million for the quarter ended March 31, 2004, compared to $5.6 million for the same period ended March 31, 2003. The $1.3 million increase in non-interest expense was primarily attributable to increased employee compensation and benefits, office operations, and outside and professional services. Compensation and benefits costs were $242,000, or 7.9% higher in the quarter ended March 31, 2004 compared to the same period a year ago, as the result of increased personnel costs associated with the opening of a new Bank branch in January 2004 and added staffing associated with the Company's growth strategy. Office operations and outside and professional services costs were $2.3 million in the quarter ended March 31, 2004, or 53.3% higher than the $1.5 million for the same period a year ago, as the Company incurred costs related to its branch network expansion, as well as increased depreciation, software maintenance, and outside professional services associated with the Company's recent technology systems implementation.

At March 31, 2004, the Company's total assets were $729.6 million, compared to $685.3 million at December 31, 2003. Total shareholders' equity at March 31, 2004 was $115.7 million, compared to $114.6 million at December 31, 2003. The Company's book value per share as of March 31, 2004 was $14.84 per share based upon 7,797,966 outstanding shares. The number of outstanding shares

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excludes 644,874 of unallocated shares issued by the Company that are held by the Rainier Pacific 401(k) Employee Stock Ownership Plan.

The Company's net interest margin was 4.31% for the quarter ended March 31, 2004, compared to 4.85% for the same period a year ago, and 4.21% for the quarter ended December 31, 2003. The lower net interest margin during the quarter ended March 31, 2004, compared to the same quarter in fiscal 2003, was primarily the result of lower yielding loans and investments being added to the Company's portfolio of interest-earning assets, and the continued refinancing and pay down of higher rate debts by consumers and homeowners in the current low interest rate environment. The investment securities portfolio increased $118.6 million, or 97.5%, to $240.3 million at March 31, 2004, compared to $121.7 million at March 31, 2003, and 17.0% higher than the $205.4 million investment portfolio at December 31, 2003; with yields of 3.66%, 4.94%, and 3.67% for the quarters ended March 31, 2004 and 2003 and December 31, 2003, respectively. The loan portfolio increased $67.7 million, or 17.6%, to $451.5 million at March 31, 2004, compared to $383.8 million at March 31, 2003, and $447.6 million as of December 31, 2003. Loan yields for the quarter ended March 31, 2004 were 7.00%, compared to 7.73% for the quarter ended March 31, 2003, and 7.26% for the quarter ended December 31, 2003. The increase in both investment securities and loans resulted from the investment of the proceeds from the Company's initial public offering of common stock in October 2003 and the furtherance of management's strategy to leverage the Company's capital position.

The net interest margin increased 10 basis points to 4.31% for the quarter ended March 31, 2004, from 4.21% for the quarter ended December 31, 2003, primarily as the result of the combination of a decrease in average interest-earning assets of $60.9 million, or 8.4%, to $659.9 million; while the

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average yield on the interest-earning assets increased 17 basis points from 5.75% to 5.92%. The decrease in interest-earning assets during the quarter ended March 31, 2004, compared to the quarter ended December 31, 2003, was the result of a decline in short-term investments held by the Company subsequent to the Bank's mutual-to-stock conversion in October 2003.

The growth and repositioning of the Company's loan portfolio continued during the quarter ended March 31, 2004, as the Company continued to increase the portfolio's percentage of multi-family and commercial real estate loans, while consumer and single-family real estate loans continue to represent a smaller portion of the loan portfolio than in prior years. The loan portfolio at March 31, 2004 consisted of 28.4% single-family real estate loans, 21.7% commercial real estate loans, 21.3% consumer loans, 20.5% multi-family real estate loans, 6.7% home equity loans, 1.2% residential construction and land loans, and 0.2% commercial business loans.

Loan originations during the quarter ended March 31, 2004 totaled $42.6 million, compared to $54.0 million for the same period a year ago. Lower loan originations were primarily the result of a significant reduction in single-family real estate loan refinance activity. Single-family real estate loan originations totaled $12.1 million during the quarter ended March 31, 2004, compared to $25.9 million during the same period a year ago. The Company continued its focus on income property and construction lending, and originated $20.9 million in multi-family, commercial real estate, and single-family construction loans during the quarter ended March 31, 2004, compared to $16.6 million during the same period a year ago. Home equity and consumer loan originations were $1.1 million and $8.5 million, respectively, during the quarter ended March 31, 2004, compared to $1.8 million and $9.3 million, respectively, during the same period a year ago.

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The Company sold $4.6 million of single-family real estate loans during the quarter ended March 31, 2004, compared to $12.8 million during the same period a year ago. These sales generated net gains of $138,000 and $475,000 during the quarters ended March 31, 2004 and 2003, respectively. The Company's portfolio of loans serviced for others decreased to $74.6 million at March 31, 2004, compared to $76.9 million at December 31, 2003 and $94.2 million at March 31, 2003, as lower interest rates continued to encourage borrowers to refinance higher rate mortgage loans.

The Company's provision for loan losses was $900,000 for the quarter ended March 31, 2004, representing a decrease from the $1.1 million provision for the same period a year ago and $1.2 million for the quarter ended December 31, 2003. Lower provisions in the first quarter of fiscal 2004, compared to the same period a year ago and the quarter ended December 31, 2003, were a result of the growth in the Company's allowance for loan losses and the continued quality of the loan portfolio.

Net loan charge-offs decreased to $543,000 for the quarter ended March 31, 2004, compared to $684,000 for the same period a year ago, resulting in a ratio of net charge-offs to average loans of 0.48% for the first quarter of fiscal 2004. Loans more than 30 days delinquent as a percentage of total loans also decreased to 0.57% at March 31, 2004, compared to 0.74% as of December 31, 2003. However, non-performing loans (i.e., non-accrual loans and loans 90 days or more past due) increased to $621,000, or 0.14% of total loans at March 31, 2004, compared to $475,000, or 0.11% of total loans at December 31, 2003. Non-performing assets were $1.1 million, or 0.15% of total assets at March 31, 2004, compared to $905,000, or 0.13% of total assets at December 31, 2003.

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The allowance for loan losses increased $356,000 during the quarter ended March 31, 2004, which was attributable to the provision for loan losses continuing to exceed net charge-offs. As a result, the allowance for loan losses increased to $8.6 million at March 31, 2004, resulting in a ratio of the allowance to total loans of 1.90%, compared to $8.2 million and 1.84%, respectively, at December 31, 2003.

At March 31, 2004, total deposits were $337.8 million, representing an increase of 7.1%, or $22.4 million, compared to total deposits of $315.4 million at December 31, 2003. Core deposits (comprised of checking, savings, money market, and individual retirement accounts) represented 52.8% of total deposits as of March 31, 2004.

Deposit outflows of approximately $9.3 million occurred during the quarter ended March 31, 2004 from out-of-state depositors who withdrew their deposits now that the Bank's mutual-to-stock conversion and the Company's associated stock offering are completed. Out-of-state depositor outflows were, however, offset by the addition of $10.0 million in brokered certificates of deposit and $21.7 million of net deposit growth generated through the Company's retail branch network during the quarter ended March 31, 2004. Only a small portion of out-of-state deposits related to the mutual-to stock conversion remained as of March 31, 2004 and are not anticipated to generate significant fluctuations in customer deposits going forward.

"We are pleased to report profitable results for our first full quarter operating as a public company. With the most significant elements of our technology initiative now substantially complete, we will continue to focus on overcoming the post-conversion challenges we encountered related to the introduction of our new technology systems, and improve the "customer experience" at Rainier

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Pacific. We will also continue our efforts to reposition the Bank's loan portfolio with increased multi-family, commercial real estate, and construction loans, and to grow our retail banking and deposit base during the balance of 2004," said John Hall, President/CEO.

Rainier Pacific Financial Group, Inc. is the bank holding company for Rainier Pacific Savings Bank, a Tacoma-based state chartered savings bank operating 12 branch offices in the Tacoma-Pierce County and Federal Way areas.

For additional information, visit Rainier Pacific's website at www.rainierpac.com.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for residential, commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; success of new technology; technological factors affecting operations; costs of technology; pricing of products and services; costs of constructing new buildings; time to lease excess space in Company-owned buildings; and other risks. Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statements.

* * * *

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Rainier Pacific Financial Group, Inc. & Subsidiary
Consolidated Statement of Condition
(Dollars in Thousands)

	At March 31,	At December 31,
	2004	2003
ASSETS
ASSETS:
Cash and cash equivalents	$ 9,584	$ 9,922
Interest-bearing deposits with banks	1,820	115
Securities available-for-sale	119,368	80,213
Securities held-to-maturity (fair value of $109,721 at March 31, 2004 and $112,914 at December 31, 2003)	109,362	113,715
Federal Home Loan Bank stock, at cost	11,557	11,443

Loans	451,499	447,557
Less: allowance for loan losses	(8,593)	(8,237)
Loans, net	442,906	439,320

Premises and equipment, net	25,491	21,236
Accrued interest receivable	3,445	3,559
Other assets	6,099	5,772

TOTAL ASSETS	$729,632	$685,295

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Deposits
Non-interest bearing	$ 27,604	$ 28,429
Interest-bearing	310,146	286,951
Total Deposits	337,750	315,380

Borrowed funds	263,523	237,105
Corporate drafts payable	6,592	9,065
Deferred gain on sale and leaseback transaction	982	1,019
Accrued compensation and benefits	1,260	3,430
Other liabilities	3,829	4,739

TOTAL LIABILITIES	613,936	570,738

SHAREHOLDERS' EQUITY:
Common stock, no par value: 49,000,000 shares authorized; 8,442,840 shares issued and 7,797,966 shares outstanding at March 31, 2004; 7,780,992 shares outstanding at December 31, 2003	82,637	82,570
Employee Stock Ownership Plan ("ESOP") debt	(6,449)	(6,618)
Accumulated other comprehensive income (loss), net of tax	339	(232)
Retained earnings	39,169	38,837

TOTAL SHAREHOLDERS' EQUITY	115,696	114,557

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$729,632	$685,295

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Rainier Pacific Financial Group, Inc. & Subsidiary
Consolidated Statement of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31,
INTEREST INCOME	2004	2003
Loans	$ 7,833	$ 7,258
Securities available-for-sale	844	756
Securities held-to-maturity	968	594
Interest-bearing deposits	21	1
Federal Home Loan Bank stock dividends	114	134

Total interest income	9,780	8,743

INTEREST EXPENSE	849	1,146
Deposits	1,754	1,663
Borrowed funds

Total interest expense	2,603	2,809

Net interest income	7,177	5,934

PROVISION FOR LOAN LOSSES	900	1,050

Net interest income after provision for loan losses	6,277	4,884

NON-INTEREST INCOME
Deposit service fees	854	863
Loan service fees	274	236
Insurance service fees	159	171
Investment service fees	85	131
Gain (loss) on sale of securities, net	179	(2)
Gain on sale of loans, net	138	475
Gain on sale of premise and equipment, net	39	42
Other operating income	3	14

Total non-interest income	1,731	1,930

NON-INTEREST EXPENSE
Compensation and benefits	3,300	3,058
Office operations	1,258	792
Occupancy, net	344	272
Loan servicing	79	59
Outside and professional services	1,013	660
Marketing	409	405
Other operating expenses	484	399

Total non-interest expense	6,887	5,645

INCOME BEFORE FEDERAL INCOME TAX	1,121	1,169

FEDERAL INCOME TAX EXPENSE	367	384

NET INCOME	$ 754	$ 785

EARNINGS PER COMMON SHARE
Basic	$ 0.10	nm(1)
Diluted	$ 0.10	nm(1)
Weighted average shares outstanding - Basic	7,786,650	nm(1)
Weighted average shares outstanding - Diluted	7,786,650	nm(1)

(1) Shares outstanding and earnings per share information are not meaningful. The Company did not complete its initial public offering until October 20, 2003

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Rainier Pacific Financial Group, Inc. & Subsidiary
Selected Information and Ratios
(Dollars in Thousands)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2004	2003	2003

Loan growth	0.88%	4.75%	22.14%
Deposit growth	7.09%	6.07%	8.95%
Equity growth	0.99%	1.60%	171.38%
Asset growth	6.47%	6.30%	37.21%

Net interest margin	4.31%	4.85%	4.41%
Increase/decrease in non-interest income	(10.31%)	(0.26%)	(12.82%)
Increase/decrease in non-interest expense	22.00%	7.71%	63.86%
Net charge-offs to average loans	0.48%	0.74%	0.57%
Efficiency ratio	77.31%	71.78%	98.24%
Return on assets (ROA)	0.44%	0.61%	(0.39%)
Return on equity (ROE)	2.62%	7.41%	(4.20%)

Loans originated	$ 42,555	$ 54,405	$ 244,045
Loans sold	$ 4,558	$ 12,768	$ 40,351
Loans charged-off, net	$ 543	$ 684	$ 2,347

Average shares outstanding for the period	7,786,650	nm(1)	7,774,203
Shares outstanding at end of period	7,797,966	nm(1)	7,780,992
Book value per share	$ 14.84	nm(1)	$ 14.72

Net interest margin - quarter ended 03/31/2004	4.31%
Net interest margin - quarter ended 12/31/2003	4.21%
Net interest margin - quarter ended 09/30/2003	4.11%
Net interest margin - quarter ended 06/30/2003	4.69%

(1) Shares outstanding and book value per share information is not meaningful. The Company did not complete its initial public offering until October 20, 2003.

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Rainier Pacific Financial Group, Inc. & Subsidiary
Selected Information and Ratios
(Dollars in Thousands)

	As of March 31,	As of December 31,
	2004	2003

Loans/Deposits	133.68%	141.91%
Equity/Assets	15.86%	16.72%

Non-performing assets:
Loans 90 days or more past due	$ 621	$ 475
Repossessed assets and other real estate owned	434	430
Total non-performing assets	$ 1,055	$ 905

Loans greater than 30 days delinquent	$ 2,593	$ 3,322
Loans greater than 30 days delinquent as a percentage of loans	0.57%	0.74%
Non-performing loans as a percentage of loans	0.14%	0.11%
Non-performing assets as a percentage of assets	0.15%	0.13%
Allowance for loan losses as a percentage of nonperforming loans	1,383.74%	1,734.11%
Allowance for loan losses as a percentage of nonperforming assets	814.50%	910.17%
Allowance for loan losses as a percentage of total loans	1.90%	1.84%

Loan portfolio composition:
Real estate:
One-to-four family residential	$ 128,088	$ 126,183
Home equity	30,153	31,545
Five or more family residential	92,494	87,068
Commercial	97,735	94,913
Total real estate	348,470	339,709

Real estate construction:
One-to-four family residential	5,940	8,364
Five or more family residential	-	-
Commercial	-	-
Total real estate construction	5,940	8,364

Consumer:
Automobile	59,561	59,779
Credit cards	21,483	22,834
Other	14,933	15,735
Total consumer	95,977	98,348

Commercial/Business	981	1,170
Subtotal	451,368	447,591

Less: Deferred loan (fees)/costs, net	131	(34)
Less: Allowance for loan losses	(8,593)	(8,237)
Total loans	$ 442,906	439,320

Sold loans, serviced for others	$ 74,616	$ 76,904

Core deposits (all deposits, excluding CDs)	$ 178,491	$ 181,629
Non-core deposits (CDs)	159,259	133,751
Total deposits	$ 337,750	$ 315,380

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